                                                                   EXHIBIT 12(A)

                          BLOCK FINANCIAL CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)

                                                        Three Months
                                                       Ended July 31,
                                                            1997          1997       1996      1995        1994          1993
                                                       --------------    -------    ------    -------    --------       -------
Pretax income (loss) from continuing
  operations........................................   $(6,330)          $ 7,053    $5,077    $(5,788)   $(15,644)(a)   $10,122
                                                       --------          -------    ------    -------    --------       -------
                                                       --------          -------    ------    -------    --------       -------
FIXED CHARGES:
  Interest expense..................................     8,134            11,397     3,230      2,985       2,932         1,703
  Interest portion of net rent expense(b)...........        57              184       101         49           3            --
                                                       --------          -------    ------    -------    --------       -------
Total fixed charges.................................     8,191            11,581     3,331      3,034       2,935         1,703
                                                       --------          -------    ------    -------    --------       -------
Earnings (loss) before income taxes and fixed
  charges...........................................   $ 1,861           $18,634    $8,408    $(2,754)   $(12,709)      $11,825
                                                       --------          -------    ------    -------    --------       -------
                                                       --------          -------    ------    -------    --------       -------
Ratio of earnings to fixed charges..................      (c)              1.6:1     2.5:1      (d)        (e)            6.9:1
                                                       --------          -------    ------    -------    --------       -------
                                                       --------          -------    ------    -------    --------       -------

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(a) Earnings for the year ended April 30, 1994 included a nonrecurring charge of $25,072 for purchased research and development related to the acquisition of MECA Software, Inc. as disclosed in the Acquisitions note to the Guarantor's consolidated financial statements for the year ended April 30, 1996. If such charges had not occurred, the ratio of earnings to fixed charges would have been 4.2:1.

(b) One-third of net rent expense is the portion deemed representative of the interest factor.

(c) Earnings were insuffient to cover fixed charges for the three months ended July 31, 1997 by $6,330.

(d) Earnings were insufficient to cover fixed charges for the year ended April 30, 1995 by $5,788.

(e) Earnings were insufficient to cover fixed charges for the year ended April 30, 1994 by $15,644.